Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

KELLWOOD HOLDING CORP.

ARTICLE ONE

NAME

The name of the corporation is Kellwood Holding Corp.

ARTICLE TWO

ADDRESS OF REGISTERED AGENT

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

INCORPORATOR

The name and mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS

Tara McManus	200 East Randolph Drive
Suite 5800
Chicago, Illinois 60601

ARTICLE FOUR

PURPOSE

The nature of the business or the purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FIVE

CAPITAL STOCK

(a) Designation and Amount. The total number of shares of stock which the corporation has authority to issue is 3,000,000 shares, consisting of 2,900,000 shares of Common Stock, with a par value of $.001 per share, and 100,000 shares of Preferred Stock, with a par value of $.001 per share.

(b) Preferred Stock. The board of directors of the corporation is authorized, subject to the limitations prescribed by law and the provisions of this certificate of incorporation, to provide for the issuance of shares of the Preferred Stock or to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designations, voting powers, preferences, rights and qualifications, limitations or restrictions of the shares of the Preferred Stock of each such series.

(c) Common Stock.

(i) Classes of Common Stock. Of the 2,900,000 shares of Common Stock which the corporation is authorized to issue, 1,200,000 shares shall be Voting Common Stock and 1,700,000 shares shall be Non-Voting Common Stock.

(ii) Rights of the Common Stock. Except as set forth in Article 4(c)(iii) and (iv) below, the Voting Common Stock and the Non-Voting Common Stock shall have the same rights and preferences and shall be treated as one class of Common Stock. Whenever dividends upon the Preferred Stock, to the extent such stock may be entitled thereto, shall have been paid or declared and set apart for payment, the board of directors may declare a dividend upon the Common Stock out of the unrestricted and unreserved surplus of the corporation. The holders of the Voting Common Stock and the Non-Voting Common Stock shall share ratably in any such dividend in proportion to the number of shares of Voting Common Stock and Non-Voting Common Stock held by each such holder. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation and after the payment of any preferential amounts to be distributed to the holders of Preferred Stock, the remaining assets of the corporation shall be distributed ratably among the holders of the Voting Common Stock and Non-Voting Common Stock in proportion to the number of shares held by each such holder.

(iii) Voting Rights. Except as otherwise provided by the DGCL, by this certificate of incorporation or any amendments thereto or by resolutions adopted by the board of directors providing for the issuance of Preferred Stock, all of the voting power of the corporation shall be vested in the holders of the Voting Common Stock, and each holder of Voting Common Stock shall have one (1) vote for each share of Common Stock held by such holder on all matters voted upon by the stockholders. The Non-Voting Common Stock shall not have any voting power, except as otherwise required by the DGCL.

(iv) Conversion.

(A) Conversion of Voting Common Stock. Each holder of Voting Common Stock shall be entitled at any time to convert any or all of the shares of such holder’s Voting Common Stock into an equal number of shares of Non-Voting Common Stock.

(B) Conversion Procedure.

(1) Each conversion of shares of Voting Common Stock into shares of Non-Voting Common Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the corporation at any time during normal business hours, together with a written notice by the holder of such Voting Common Stock stating that such holder desires to convert the shares represented by the certificate or certificates so surrendered, or a stated number of shares to be surrendered out of the certificate or certificates so surrendered, of such Voting Common Stock represented by such certificate or certificates into shares of Non-Voting Common Stock. Each conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Voting Common Stock as such holder shall cease, and the person or persons in whose name or names the certificate or certificates for shares of Non-Voting Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Non-Voting Common Stock represented thereby.

(2) Promptly after the surrender of certificates and the receipt of written notice, the corporation shall issue and deliver in accordance with the surrendering holder’s instructions (a) the certificate or certificates for the Non-Voting Common Stock issuable upon such conversion and (b) a certificate representing any Voting Common Stock which was represented by the certificate or certificates delivered to the corporation in connection with such conversion but which was not converted.

(3) The issuance of certificates for Common Stock upon conversion of Voting Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the corporation in connection with such conversion and the related issuance of Common Stock.

(4) The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Non-Voting Common Stock, solely for the purpose of issuance upon the conversion of the Voting Common Stock, such number of shares of Non-Voting Common Stock issuable upon the conversion of all outstanding shares of Voting Common Stock. All shares of Non-Voting Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The corporation shall take all such actions as may be necessary to assure that all such shares of Non-Voting Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately transmitted by the corporation upon issuance).

(5) The corporation shall not close its books against the transfer of shares of Common Stock in any manner which would interfere with the timely conversion of any shares of Voting Common Stock. The corporation shall assist and cooperate with any holder of Voting Common Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Voting Common Stock hereunder (including, without limitation, making any filings required to be made by the corporation).

(C) Stock Splits. If the corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock shall be proportionately subdivided or combined in a similar manner.

ARTICLE SIX

EXISTENCE

The corporation is to have perpetual existence.

ARTICLE SEVEN

BY-LAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE EIGHT

MEETINGS OF STOCKHOLDERS

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE NINE

INDEMNIFICATION

(a) Nature of Indemnity. Each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the corporation to the fullest extent which it is empowered to do so by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against all cost, expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of his or her heirs, executors and administrators;

provided, however, that, except as provided in paragraph (b) of this Article Eight the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the corporation. The right to indemnification conferred in this Article Eight shall be a contract right and, subject to paragraphs (b) and (d) of this Article Eight shall include the right to payment by the corporation of the expenses incurred in defending any such proceeding in advance of its final disposition. The corporation may, by action of the board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the corporation under paragraph (a) of this Article Eight or advance of expenses under paragraph (d) of this Article Eight shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the corporation that the director or officer is entitled to indemnification pursuant to this Article Eight is required, and the corporation fails to respond within 60 days to a written request for indemnity, the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article Eight shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including the board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Insurance. The corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under this Article Eight.

(d) Expenses. Expenses incurred by any person described in paragraph (a) of this Article Eight in defending a proceeding shall be paid by the corporation in advance of such proceeding’s final disposition unless otherwise determined by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(e) Employees and Agents. Persons who are not covered by the foregoing provisions of this Article Eight and who are or were employees or agents of the corporation, or who are or were serving at the request of the corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.

(f) Contract Rights. The provisions of this Article Eight shall be deemed to be a contract right between the corporation and each director or officer who serves in any such capacity at any time while this Article Eight and the relevant provisions of the DGCL or other applicable law are in effect, and any repeal or modification of this Article Eight or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

(g) Merger or Consolidation. For purposes of this Article Eight, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Eight with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(h) Exculpation. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article Eight shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

(i) Nonexclusivity of Article Eight. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Eight shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

ARTICLE TEN

BUSINESS COMBINATIONS

The corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE ELEVEN

CORPORATE OPPORTUNITY

(a) In recognition of the fact that the corporation, on the one hand, and the Sun Group (as defined below), on the other hand, may currently engage in, and may in the future engage in, the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities, and in recognition of the benefits to be derived by the corporation, through its continued contractual, corporate and business relations with the Sun Group (including possible service of directors, officers and employees of the Sun Group as directors, officers and employees of the corporation), the provisions of this Article Ten are set forth to regulate and define the conduct of certain affairs of the corporation, as they may involve the Sun Group, and the powers, rights, duties and liabilities of the corporation, as well as its directors, officers, employees and stockholders in connection therewith. To the fullest extent permitted by law and except as otherwise agreed in writing: (i) each member of the Sun Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same, similar or competing business activities or lines of business as the corporation, (B) do business with any client or customer of the corporation, or (C) make investments in competing businesses of the corporation, and such acts shall not be deemed wrongful or improper; (ii) no member of the Sun Group shall be liable to the corporation for breach of any duty (contractual or otherwise), including without limitation fiduciary duties, by reason of any such activities or of such Person’s participation therein; and (iii) in the event that any member of the Sun Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the corporation, on the one hand, and any member of the Sun Group, on the other hand, or any other Person, no member of the Sun Group shall have any duty (contractual or otherwise), including without limitation fiduciary duties, to communicate, present or offer such corporate opportunity to the corporation and shall not be liable to the corporation for breach of any duty (contractual or otherwise), including without limitation fiduciary duties, by reason of the fact that any member of the Sun Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present or communicate such opportunity to the corporation, even though such corporate opportunity may be of a character that, if presented to the corporation, could be taken by the corporation. The corporation hereby renounces any interest, right, or expectancy in any such opportunity not offered to it by the Sun Group to the fullest extent permitted by law.

(b) For purposes of this Article Ten, “Sun Group” means Sun Capital Partners, Inc., its affiliates and any of their respective managed investment funds and portfolio companies (other than the corporation and its Subsidiaries) and their respective partners, members, directors, employees, stockholders, agents, any successor by operation of law (including by merger) of any such Person, and any entity that acquires all or substantially all of the assets of any such Person in a single transaction or series of related transactions.

(c) Neither the alteration, amendment or repeal of this Article Ten nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article Ten shall eliminate or reduce the effect of this Article Ten in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Ten, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ARTICLE TWELVE

AMENDMENTS

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein, by the unanimous written consent of the board of directors of the corporation and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

*    *    *    *

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 20th day of February, 2008.

/s/ Tara McManus
Tara McManus, Sole Incorporator

State of Delaware Secretary of State Division of Corporations Delivered 12:46 PM 06/26/2013 FILED 12:31 PM 06/26/2013 SRV 130818329 – 4485407 FILE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

KELLWOOD HOLDING CORP.

* * * * *

Adopted in accordance with the provisions

of §242 of the General Corporation Law

of the State of Delaware

* * * * *

Michael J. McConvery being the Vice President and Assistant Secretary of Kellwood Holding Corp., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That the Certificate of Incorporation of the Corporation be, and hereby is, amended by deleting Article One in its entirety and substituting in lieu thereof a new Article One to read as follows:

ARTICLE ONE

NAME

The name of the corporation is Apparel Holding Corp.

SECOND: That the board of directors of the Corporation approved the foregoing amendment by unanimous written consent pursuant to the provisions of Section 141(f) and 242 of the General Corporation Law of the State of Delaware and directed that such amendment be submitted to the stockholders of the Corporation entitled to vote thereon for their consideration, approval and adoption thereof.

THIRD: That the stockholders entitled to vote thereon approved the foregoing amendment by written consent in accordance with Section 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Certificate of Amendment to the Certificate of Incorporation of the Corporation is the act and deed of the undersigned and the facts stated herein are true and accordingly has hereunto set his hand this 26th day of June, 2013.

KELLWOOD HOLDING CORP.
a Delaware corporation

By:	/s/ Michael J. McConvery
Michael J. McConvery
Vice President and Assistant Secretary